UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020 (July 7, 2020)

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Maryland	814-00821	27-2614444
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9 West 57th Street, Suite 4920
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-6770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility with Mass Mutual

On July 7, 2020, Business Development Corporation of America (the “Corporation”) and a wholly-owned, special purpose financing subsidiary of the Corporation, BDCA Asset Financing, LLC (the “Subsidiary”), entered into a loan and servicing agreement (the “Credit Facility”) with Massachusetts Mutual Life Insurance Company (“MassMutual”) as facility servicer and a lender and U.S. Bank National Association as collateral custodian, collateral administrator and administrative agent. The Credit Facility provides for borrowings of up to $150 million on a committed basis.

The Subsidiary’s obligations under the Credit Facility are secured by a first priority security interest in substantially all of the assets of the Subsidiary, including its portfolio of investments and the Corporation’s equity interest in the Subsidiary. The obligations of the Subsidiary under the Credit Facility are non-recourse to the Corporation.

Any amounts borrowed under the Credit Facility  will mature, and will be due and payable, on the maturity date, which will initially be December 31, 2020 but may be extended to December 31, 2025 if the Subsidiary obtains and maintains a credit rating of at least BBB prior to October 7, 2020 (the “Rated Maturity Extension”). If the Rated Maturity Extension occurs, the Credit Facility will provide for borrowings through December 31, 2021. Under certain circumstances, the Credit Facility may be extended without a rating.

The Credit Facility is priced at three-month maturity London Interbank Offered Rate (“LIBOR”), with a LIBOR floor of 0.75%, plus a spread of 6.5%, which will be reduced to 5.0% if the Rated Maturity Extension occurs. Interest is payable quarterly in arrears. The Subsidiary will be subject to a non-usage fee of 0.50% to the extent the aggregate principal amount available under the Credit Facility has not been borrowed. The Subsidiary paid a structuring fee and incurred other customary costs and expenses in connection with the Credit Facility.

In connection with the Credit Facility, the Corporation and the Subsidiary have made certain representations and warranties and are required to comply with various covenants and other customary requirements. The Credit Facility contains customary default provisions pursuant to which MassMutual may terminate the Corporation in its capacity as portfolio asset servicer of the portfolio assets under the Credit Facility. Upon the occurrence of an event of default, MassMutual may declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

Borrowings of the Subsidiary will be considered borrowings of the Corporation for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

Amendment No. 15 to Wells Fargo Credit Facility

On July 7, 2020, the Corporation, through a wholly-owned, consolidated special purpose financing subsidiary, BDCA Funding I, LLC (“Funding I”), entered into an amendment (the “Amendment”) to its revolving credit facility with the Corporation, as the servicer, Wells Fargo Bank, National Association, as the administrative agent, and U.S. Bank as collateral agent, account bank and collateral custodian (as amended from time to time, the “Wells Fargo Credit Facility”).

The Wells Fargo Credit Facility provides for borrowings in an aggregate principal amount of up to $575.0 million ($600.0 million prior to the Amendment) on a committed basis and matures on May 9, 2023. The Wells Fargo Credit Facility is priced at the one-month maturity London Interbank Offered Rate (“LIBOR”) plus a spread of 2.75% per annum. Prior to the Amendment, the Wells Fargo Credit Facility was priced at the one-month LIBOR plus a spread ranging between 1.65% and 2.50% per annum.

The foregoing descriptions of the Credit Facility, the Amendment and related agreements as set forth in this Item 1.01 are summaries only and are each qualified in all respects by the provisions of such agreements, copies of which are attached hereto as Exhibits 10.1 through 10.4 and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Loan and Servicing Agreement, dated as of July 7, 2020, by and among the Corporation, BDCA Asset Financing, LLC, Massachusetts Mutual Life Insurance Company and the other Lenders from time to time party thereto, U.S. Bank National Association, as the Administrative Agent, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, the Corporation, as Portfolio Asset Servicer, and U.S. Bank National Association as the Collateral Custodian (filed herewith).

10.2	Master Participation Agreement, dated as of July 7, 2020, by and among the Corporation and BDCA Asset Financing, LLC (filed herewith).

10.3	Account Control Agreement, dated as of July 7, 2020, by and among BDCA Asset Financing, LLC, as borrower, U.S. Bank National Association and administrative agent, Massachusetts Mutual Life Insurance Company, as facility servicer and U.S. Bank National Association as securities intermediary (filed herewith).

10.4	Amendment No. 15 to Loan and Servicing Agreement, dated as of July 7, 2020, by and among BDCA Funding I, LLC, the Corporation, Wells Fargo Bank, National Association, each of the Lenders and Lender Agents party thereto and U.S. Bank National Association (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: July 9, 2020	By:	/s/ Nina K. Baryski
Name: Nina K. Baryski
Title: Chief Financial Officer and Treasurer